                              AGREEMENT NO. 060100

AGREEMENT made as of the fourteenth day of September 2000 by and between ALICOMP, a division of ALICARE, Inc., with Corporate offices at 730 Broadway, New York, New York 10003 and Infocrossing Inc. formerly known as Computer Outsourcing Services, Inc. with offices at 2 Christie Heights, Leonia, NJ 07605 (hereinafter collectively referred to as "ALICOMP") on the one hand, and Universal American Financial Corporation, with offices at 600 Courtland Street, Orlando, Florida 32804 (hereinafter referred to as "UAFC") on the other hand.

WHEREAS ALICOMP is the owner of or otherwise in possession of and has the right and ability to provide certain computer and data processing equipment and/or services and;

WHEREAS UAFC is desirous of receiving data processing services from ALICOMP; and

WHEREAS ALICOMP is desirous of providing data processing services to UAFC; and

WHEREAS ALICOMP agrees, therefore, to provide UAFC the use of an IBM mainframe computer, specific software and peripheral equipment as described in Schedules A and B attached hereto; and

NOW THEREFORE in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to be bound as follows:

         1.       SERVICES

                  ALICOMP shall provide to UAFC and UAFC shall pay for data processing services provided by ALICOMP in accordance with the rates set forth in the attached Schedule A. Services other than those set forth in the attached Schedules A and B shall be provided by ALICOMP only upon the written amendment to this Agreement, and shall be provided at ALICOMP's then published rates or other rates to be mutually agreed upon.

         2.       MODE OF PAYMENT

                  (a) Fixed Monthly Fee invoice pursuant to Schedule A, attached hereto, shall be invoiced 10 days prior to the first day of each calendar month in which services are rendered. Payment shall be due 15 days from the date of the invoice. If the Date of First Productive Use is anticipated to begin on the first day of a calendar month, an invoice shall be sent 10 days prior to the anticipated Date of First Productive Use. Payment shall be due 15 days from the date of the invoice.

                  (b) If the Date of First Productive Use is not the first day of a calendar month, ALICOMP shall send out its first invoice 10 days prior to the anticipated Date of First Productive Use. Payment shall be due 15 days from the date

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AGREEMENT NO. 060100 - continued

                           of the invoice. The Fixed Monthly Fee due under
                           Section 2 (a) for the calendar month immediately following the calendar month in which the Date of First Production Use occurs shall be pro rated to take into account the number of days from the Date of First Productive Use to the end of the calendar month in which the Date of First Productive Use occurs. For the purpose of calculating the appropriate per minute rate for the first month herein, we shall use the baseline per minute rate of $15.04 pursuant to Schedule A attached herein. Any partial month that occurs at the end of this Agreement shall be calculated similarly.

                  (c) Any credits due to UAFC from the prior month shall promptly be applied to the next Fixed Monthly Fees invoice.

                  (d) Fees for services beyond those covered by the minimum Fixed Monthly Fees as set forth in Schedule A shall be billed by ALICOMP to UAFC mid-monthly after the services have been provided once a month. Payment shall be due 30 days from the date of the invoice.

                  (e) If an invoice is not paid timely by UAFC in accordance with the above, UAFC shall be required to and shall pay interest on the unpaid charges at .75% per month, not to exceed the maximum interest permitted by law from the date the payment was due.

                  (f) In the event that UAFC fails to pay any charges due to ALICOMP within sixty (60) days after the date on which such payment is due, ALICOMP, in its sole discretion, may terminate the Agreement at any time upon thirty (30) days written notice to UAFC, provided that UAFC has not tendered such overdue payment before the expiration of the thirty (30) day notice period. No failure by ALICOMP to terminate the Agreement immediately following the thirty (30) day notice period shall constitute a waiver of its right to terminate the Agreement at any time prior to UAFC's tendering payment in full of any overdue amounts.

         3.       CONFIDENTIALITY

                  3A. No party will divulge any information learned by it concerning the other parties or their customers ("Confidential Information") without the prior written consent of the disclosing party unless the Confidential Information (i) is or becomes publicly available through no wrongful act of the recipient; (ii) was lawfully obtained from third parties which are not obligated to protect its confidentially; (iii) was previously known to the recipient without any obligation to keep it confidential; (iv) was independently developed by the recipient without reference to the Confidential Information; or (v) is required to be disclosed pursuant to the law, court order, regulatory agency or duly authorized subpoena, provided that the recipient promptly notifies the disclosing party prior to compliance with such process and makes diligent efforts to limit such disclosure

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AGREEMENT NO. 060100 - continued

                  to that which is reasonably necessary. Each party shall (i) keep all information received from any other party strictly confidential, (ii) use Confidential Information solely for the purposes and in the manner set forth or to enforce this Agreement, (iii) use the same degree of care with respect to the Confidential Information of any other party as it requires with respect to its own or any of its other customer's most confidential information (but in no event less than a reasonable standard of care), and (iv) institute the necessary security policies, procedures and data file security mechanisms to meet its obligations hereunder. ALICOMP will establish and maintain safeguards against the destruction, loss or alternation of UAFC Confidential Information in the possession of ALICOMP.

                  3B. The parties shall only disclose Confidential Information to those of its employees or agents who have a need to access the Confidential Information in performance of the services under this Agreement to access the Confidential Information only for the performance for such services and each party shall require each of its employees, partners, subcontractors, independent contractors, or agents assigned to the performance of duties pursuant to this Agreement, to observe these confidentiality requirements.

                  3C. Any breach of confidentiality by ALICOMP, its employees, partners, independent contractors, agents or representatives shall be deemed a breach of the Agreement. Each party shall provide the other party with prompt notice in the event that it becomes aware of any breach or anticipated breach of any provision of this section 3 by itself, its employees or agents, or any other unauthorized use or disclosure of UAFC Confidential Information. In the event of a material breach or threatened breach by any party, or party's employees, or agents, or the provisions of this Section 3, the other party shall be entitled to injunctive relief. Nothing in this Agreement shall be construed to prevent any party from pursuing any other remedies that it may at law or in equity for any breach or threatened breach of the confidentiality provisions of this Section 3.

                  3D. The provisions of this paragraph shall survive termination or expiration of this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES

                  EXCEPT AS SPECIFICALLY SET FORTH HEREIN ALICOMP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. HOWEVER, ALICOMP SHALL BE RESPONSIBLE FOR PROVIDING MAINTENANCE ON ALL COMPUTER HARDWARE AND PERIPHERALS, FACILITY, INCLUDING BUT NOT LIMITED TO UPS AND ELECTRICAL GENERATOR EQUIPMENT, COMPUTER ROOM AIR CONDITIONING, COMMUNICATIONS EQUIPMENT, AND ALL SYSTEM SOFTWARE PROVIDED BY ALICOMP TO UAFC. ALICOMP RETAINS THE

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AGREEMENT NO. 060100 - continued

                  UNILATERAL RIGHT TO CHANGE HARDWARE, SOFTWARE AND FACILITIES LOCATION BUT SHALL BE REQUIRED TO PROVIDE EQUIVALENT FUNCTIONALITY AND REDUNDANCY SO THAT CLIENT SOFTWARE RUNS UNMODIFIED AND WITHOUT DISRUPTION. ALICOMP SHALL BEAR ANY ADDITIONAL CHARGES OR FEES RELATED TO A CHANGE IN FACILITIES LOCATION.

         5.       SERVICE LEVELS/PERFORMANCE STANDARDS

                  A. ALICOMP represents and warrants that it shall use due care in processing all work transmitted to it by UAFC. ALICOMP and its subcontractors shall follow the data processing practices which are reasonable under the circumstances in attempting to limit any damages that may be caused to UAFC. This shall not obligate ALICOMP to upgrade the services or equipment listed in Schedules A and B provided ALICOMP meets or exceeds the service levels in Paragraph 5. ALICOMP will use its best efforts to promptly respond to immediate problems, which ALICOMP knows about, or should know about by using due care or which are brought to its attention.

                  B. In addition, in the event of any errors attributable to ALICOMP brought to its attention by written notice within 15 days from the date of the error, accompanied by reasonable documentation, ALICOMP, as directed by UAFC, shall have 30 days from such notice to, at UAFC's sole election, either correct said errors and redo the work or refund or credit the applicable charges.

                  C. Uptime Guarantees. The above notwithstanding, ALICOMP will use its best efforts subject to Paragraph 14 and 15 to provide the following performance standards.

                           (a) ALICOMP represents and warrants that System Availability shall not be less than 99.5% of the time per calendar month as measured during primetime. Primetime as used herein shall be the hours between 8:00 AM and 5:00 PM Monday through Friday. Scheduled downtime, which shall not exceed the time mutually agreed to by UAFC and ALICOMP for maintenance, IPL's, and backups or problems caused solely by UAFC, its agents, or third parties, or if the factor is an item covered by force majeure shall not be counted towards system availability calculation. UAFC shall approve scheduled downtime in advance. Approval may not be unreasonably withheld.

                           (b) ALICOMP warrants and represents that Communication Network Availability shall not be less than 99.5% of the time per calendar month as measured during Prime Time. Scheduled downtime which shall not exceed the time mutually agreed to by UAFC and ALICOMP for maintenance, IPL's, and backups or problems caused solely by UAFC, its agents, or third parties, or if the factor is an item covered by force majeure shall not be counted towards system

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AGREEMENT NO. 060100 - continued

                  availability calculation. UAFC shall approve scheduled downtime in advance. Approval may not be unreasonably withheld.

                  A clarification of UAFC's communication network and responsibilities regarding the Network is in Schedule B,
                  Section 5, hereto attached.

                           (c) ALICOMP warrants and represents that CICS internal CPU response time shall be under 1.0 seconds averaged over the period 9:00 a.m. to 5:00 p.m., per calendar month as measured during Prime Time. The above notwithstanding, ALICOMP shall not be responsible for a degradation in CICS internal response time if such degradation is caused by new or modified UAFC application software or other such reasons for a period of five days immediately following such modification or change.

                           (d) ALICOMP represents and warrants that it shall provide prompt technical support, in accordance with Schedule B attached hereto and incorporated by reference herein, and that ALICOMP shall use best efforts to resolve and correct as promptly as practicable, any system issues, response time problems, throughput problems or downtime. For reporting purposes, in the event that the services have not been provided in accordance with the warranties or performance standards herein, including without limitation throughput, response times, processing times, capacity and downtime, ALICOMP shall, as part of the services, (1) perform a root-cause analysis to identify the cause of such failure, (2) correct such failure, (3) provide UAFC with a written report detailing the cause of and procedure for correcting, such failure within thirty (30) days of the occurrence of such failure and (4) provide UAFC with reasonable evidence that such failure will not reoccur.

                           (e) ALICOMP represents and warrants that the operating system software as reflected in Schedule A Item 1 attached hereto and services supplied by ALICOMP to UAFC hereunder: (1) do not contain any viruses, time bombs, or other devices capable of disabling or interfering with UAFC's other systems; (ii) provides the functions and performs in accordance with the user documentation and all other operating system software documentation supplied by ALICOMP to UAFC therefore; (iii) is substantially free from defects in materials and workmanship.

                  D.       (a)      Following any significant upgrades or
                  changes by ALICOMP, ALICOMP shall closely monitor with UAFC the impact of said upgrades or changes. The two (2) days immediately following said upgrades or changes shall not be counted towards calculating system availability, communication network availability, CICS internal CPU response time, or in the calculation or measurement of damages.

                           (b) Following any significant upgrades or changes by UAFC, such as additional on-line users and application software upgrades, ALICOMP shall

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AGREEMENT NO. 060100 - continued

                  closely monitor with UAFC the impact of said upgrades or changes. The five (5) days immediately following said upgrades or changes shall not be counted towards calculating system availability, communication network availability, CICS internal CPU response time, or in the calculation or measurement of damages.

         6.       REMEDIES AND DEFAULTS

                  A. Upon any material breach of this Agreement or any series of breaches that collectively constitute a material breach of this Agreement by ALICOMP, UAFC shall give immediate notice followed by written confirmation to ALICOMP stating with reasonable specification the nature of such material breach. Failure to meet the 99.5% systems availability in any three consecutive calendar months or if system uptime does not meet a minimum standard of 95% in any calendar month then there shall be deemed a material breach except if the failure is due to a cause set forth in Paragraph 14 or to any other cause not directly attributable to ALICOMP. ALICOMP shall, where the breach has a material adverse impact on UAFC, immediately initiate Emergency Services as defined in Schedule B, to correct the breach and continue these efforts by reasonable means in order to correct the breach. In the event the material breach is not remedied within five (5) days of the receipt of written notice, UAFC may at UAFC's sole discretion, give ALICOMP a thirty (30) day written notice of its intent to terminate this Agreement. If the material breach is cured within such thirty (30) day period after notice is given prior to termination, UAFC may, at its sole discretion, advise ALICOMP of its intention not to terminate this Agreement by giving ALICOMP reasonable notice of such intent as soon as practicable under the circumstances. If UAFC elects to terminate this Agreement, ALICOMP shall fully cooperate in UAFC's migration to a new arrangement and provide the Termination Assistance itemized in Paragraph 7. Notwithstanding such termination, ALICOMP shall be required to continue to provide at UAFC's sole determination the Services at a prorated daily usage rate.

                  B. The parties have recognized and agreed that the damages which UAFC would sustain in the event that ALICOMP fails to make the computer and communications network available in accordance with the requirements of Paragraph 5, or fails to make the Applications available, or fails to meet the Internal Response Times all as set forth in Paragraph 5 of this Agreement would be difficult to measure, and have agreed to the following formula for the calculation of such damages as their best estimate of the calculation of such damages and not as a penalty.

                           (a) Computer, Applications or data network unavailability:

                           Pursuant to Paragraphs 5A, 5B, and/or 5.C and Paragraph 14 of this Agreement there shall be no damages for any month in which the computer, Applications or data network is available to UAFC for ninety-

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AGREEMENT NO. 060100 - continued

                           nine and one half percent (99.5%) of the time irrespective of what times during the month the computer, Applications, or data network is unavailable. If the computer, Applications or data network is unavailable for more than one-half of a percent (.5%) of the prime time during any month and ALICOMP is the cause of such unavailability, while such unavailability shall not be deemed a material breach of this Agreement, provided that such unavailability does not exceed .5% for three consecutive months, then for each hour of the time during that month that the computer, application or data networks is unavailable beyond one-half (.5%) of a percent of the prime time the fees for that month that would otherwise be due to ALICOMP shall be reduced by the sum of two thousand dollars ($2,000) for each hour of prime time downtime and the sum of five hundred dollars ($500) for non-prime downtime (prorated to the nearest quarter hour), for which the computer, Applications and data network is unavailable.

                           (b) In no event shall the damages set forth in 6.B.(a) in the aggregate for any month exceed the amount of the fees otherwise due to ALICOMP for that month and the previous three months.

         7.       TERMINATION RIGHTS

                  A. Termination Services with Breach. Upon any termination of this Agreement for any material breach by ALICOMP, ALICOMP shall provide to UAFC services and assistance, at no additional cost to UAFC, necessary to enable UAFC at UAFC's option either (i) to commence performance of the Services; or (ii) to enter into all agreements with third parties necessary to enable such third parties to provide to UAFC the services and to commence providing the Services to UAFC. These services are:

                  a.       Pre-Migration Services

                           (i)      Freezing all non-critical changes to
                                    Software;

                           (ii) Notifying all outside vendors of procedures to be followed during the turnover phase;

                           (iii) Reviewing all Software libraries (tests and production) with new service provider;

                           (iv) Analyzing space required for the databases and Software library;

                           (v) Generating a tape and computer listing of the Source Code in a form reasonably requested by UAFC; and

                           (vi)     Providing training to new operations staff.

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AGREEMENT NO. 060100 - continued

                  b.       Migration Services

                           (i)      Unloading the production databases;

                           (ii) Delivering tapes of production databases (with content listing) and all items listed in Paragraph 8 to new operations staff;

                           (iii)    Assisting with the loading of the databases;

                           (iv) Assisting with the telecommunications turnover; and

                           (v) Assisting in the execution of a parallel operation.

                  c.       Post-Migration Services

                           (i) Consulting support on an "as needed" basis for up to ninety (90) days as may be requested by UAFC; and

                           (ii) Turnover of any remaining reports and documentation still in the possession of ALICOMP.

                  B. Termination without Breach - upon termination of this Agreement for other than material breach, ALICOMP shall be obligated to provide at UAFC's sole option migration services and assistance as described in Paragraph 7A(a) above at the then published rates for such services plus reimbursement for reasonable travel and lodging.

         8.       DUPLICATE FILES

                  ALICOMP shall exercise due care over materials, programs and data which belong to UAFC but which are in ALICOMP's possession. In the event of loss or damage to such items attributable to ALICOMP, ALICOMP, at its own expense, will regenerate the lost data from duplicate copies of files (if it is a file UAFC, or its agent, directed ALICOMP make duplicates
                  of) or from copies of the original source material or data provided by UAFC. It shall be and remain ALICOMP's responsibility to maintain such duplicate copies of all UAFC's programs and data at an off site location according to a schedule to be mutually determined and ALICOMP shall keep such items in strict confidence in accordance with its obligations under Section 3 of this Agreement. ALICOMP shall keep in a separate and safe place backup copies of UAFC data and all software required for processing or additional tapes or disks necessary to reproduce all such UAFC data. ALICOMP shall provide daily backup copies of data and programs for use at a disaster recovery facility. ALICOMP shall use reasonable care to minimize the likelihood of all damage, loss of data, delays or errors resulting from an uncontrollable event, and should such damage, loss of data, delays or errors occur, ALICOMP shall use its best efforts to mitigate the effects of such occurrence.

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AGREEMENT NO. 060100 - continued

                  ALICOMP shall deliver to UAFC a weekly backup tape of all the UAFC's data and necessary software.

                  Further, ALICOMP will be solely responsible to implement system back-ups daily and weekly as instructed by UAFC that in UAFC's opinion will assure full recovery to a point in time not more than 24 hours back. ALICOMP shall be responsible for providing recovery operations to restore the data promptly.

         9.       LIMITATION OF LIABILITY

                  9A.      Except as otherwise expressly provided in this
                  Agreement or Schedules, ALICOMP shall not be liable for any claim or damage arising from any defect in services or equipment hereunder or from interruption or loss of use thereof, or from any other cause except for direct loss resulting front the fault or negligence of ALICOMP, its employees, subcontractors or agents. ALICOMP's liability for direct damages under this Agreement for any breach or series of breaches including damages set forth in Paragraph 6 shall not, in any event, exceed the total of the billing for the month in which the loss is alleged to have occurred and the prior three months. Except for UAFC's breach of its confidentiality obligations hereunder, UAFC's liability for direct damages under this Agreement shall not exceed the amounts owed by UAFC under this Agreement which remain unpaid at the time of the loss or damage. Except as otherwise provided herein, neither UAFC nor ALICOMP shall be liable for indirect, special or exemplary damages nor shall it be liable for consequential damages, including but not limited to, loss of anticipated profits or other economic loss in connection with the services rendered hereunder.

                  9B.      ALICOMP shall not be responsible for any application
                  of the results obtained from the use of any computer programs or for the unintended or unforeseen results obtained by UAFC in the use of such programs even if such application or result was or is foreseeable.

                  9C.      ALICOMP's maximum liability in the aggregate arising
                  out of or relative to this Agreement, for any cause or causes whatsoever including damages under Paragraph 6, and regardless of the form of action (whether in contract or in tort, including negligence) shall be limited to direct damages in the aggregate up to an amount equal to the total of the prior six month's billing.

                  9D.      (a) The terms and limitations of paragraphs 6(b),
                  9(A) and/or 9(C) not withstanding, if UAFC sustains direct damages exceeding the amounts set forth in such paragraphs UAFC may assert a claim against ALICOMP for such excess damages provided however that any judgment or arbitration award obtained on such a claim (herein the Excess Judgment) may be enforced only to the following extent: (1) that ALICOMP receives payment of insurance proceeds with respect to such Excess Judgment under the Errors and Omissions, General Liability and Employee Fidelity Insurance required to be carried under Section 20 below, or

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AGREEMENT NO. 060100 - continued

                  that the carrier of any such insurance pays such Excess Judgment directly to UAFC or to ALICOMP to fund or reimburse such payment; or (2) if ALICOMP's insurance carrier(s) declines to pay the Excess Judgment because (i) such insurance is not in force because of acts or omissions of ALICOMP in breach of its obligations hereunder or (ii) of the lack of cooperation of ALICOMP, then to the extent that such insurance would have been payable absent such breach or lack of cooperation. If ALICOMP's insurance carrier(s) decline to pay the Excess Judgment for any other reason, any sums in excess of the amounts set forth in paragraphs 6(b), 9(A) and/or 9(C), ALICOMP shall assign to UAFC its rights, if any, against the carrier(s) and UAFC may at its sole expense bring an action against the carriers to force the carrier(s) to pay any additional sums as a court of competent jurisdiction may find are due and owing under the terms of the policy(ies). ALICOMP shall cooperate with UAFC in any such suit. Upon payment to UAFC of the amounts due to it under this paragraph 9(D)(a) or upon a final determination that the carrier(s) have no liability for Excess Judgment, UAFC shall provide ALICOMP with a satisfaction of the Excess Judgment and a release of any and all claims with respect to the Excess Judgment except under paragraph 6(b), 9(A) and 9(C), despite UAFC's lack of recovery and the limitations set forth in paragraphs 6(b), 9(A) and/or 9(C) shall govern and apply and upon payment of the sums due in paragraphs 6(b), 9(A) and 9(C), shall provide ALICOMP with a satisfaction of judgment and release of all claims under such paragraphs.

                  (b) For the purposes of this paragraph, in determining the amount of payments made by ALICOMP's insurance carrier(s) any payment made by the carrier(s) to or on behalf of ALICOMP or to reimburse ALICOMP for any damages paid in satisfaction of the damages limitations set forth in paragraphs 6(b), 9(A) and or 9(C) shall not be taken into account. For example. If ALICOMP became liable to compensate UAFC for six months' worth of fees and the fees were $100,000 per month, if ALICOMP and/or its carrier on ALICOMP's behalf paid the $600,000 to UAFC and the carrier could not be made to pay any additional sums then UAFC could not look to ALICOMP to pay any additional sums as damages. If, however, UAFC could prove direct damages of $800,000 and the carrier actually pays a total of $700,000 UAFC would be entitled to an additional $100,000.

         10.      PRINTING

                  The computer equipment provided by UAFC shall include all equipment necessary for the printing of all output at UAFC's sites.

         11.      MODIFICATION OF PROCEDURES

                  ALICOMP may, in its reasonable discretion, modify its procedures for providing the services, so long as such modification shall not affect ALICOMP's ability to meet the services as set forth in this Agreement. ALICOMP agrees to notify UAFC in advance of any such changes.

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AGREEMENT NO. 060100 - continued

         12.      UAFC RESPONSIBILITY

                  A. UAFC shall be responsible to provide, at its sole cost, training as required, to ALICOMP technical support and operations personnel during migration and anytime thereafter UFAC makes any change to the system. This will consist of the performance of duties currently performed by UAFC that are specific and unique to UAFC application(s).

                  B. All telecommunications lines and devices that are utilized to provide the services herein must be approved by ALICOMP. Such approval not be be unreasonably withheld. If telecommunications lines and devices have been disapproved by ALICOMP, then ALICOMP shall have no liability for the results flowing from the use of such equipment.

                  C. UAFC provisions the frame relay network and provides all networking devices, including devices to be located at the Alicomp data center. This includes the channel-attached Cisco 7x00 router that UAFC currently uses at one of its existing data center sites or an equivalent new Cisco channel-attachable router.

                  D. Communications network that delivers data to desktop and desk top devices.

                  E. UAFC shall be required to provide all reasonable resources and equipment necessary to support:

                  F.       Application Support, Testing, Maintenance

                  G.       All printing at UAFC offices

                  H. Any other equipment or service not included in Schedule A, Section 1

                  I.       File Size and File Reorg Maintenance for Applications

                  J. Notice of Proposed Changes. UAFC shall provide to ALICOMP any information in its possession that may help ALICOMP to prepare for any Changes that will be requested by UAFC.

         13.      NON-SOLICITATION

                  During the term of this Agreement and for a period of ninety
                  (90) days thereafter, ALICOMP will not accept for employment any employees or contractors of UAFC and/or its affiliates. UAFC will not accept for employment any employees or contractors of ALICOMP or its affiliated companies who have been providing the services to UAFC hereunder.

         14.      FORCE MAJEURE

                  ALICOMP shall not be liable for any failure to perform its obligations under this Agreement if prevented from doing so by a cause or causes beyond its reasonable control, such as acts of God, war, fire, explosion, earthquake, flood, elements, weather, governmental order or regulation, acts of public enemies, however, ALICOMP shall be responsible for providing the services under the terms in Paragraph 15 hereunder. The above notwithstanding, ALICOMP shall be responsible for providing the services herein pursuant to Paragraph 5, no later than 120 hours (5 days) from the Disaster Declaration pursuant to Paragraph 15 below.

         15.      DISASTER RECOVERY

                  ALICOMP shall have a disaster recovery program included with Schedule B that will be activated if service would otherwise be interrupted for 48 or more consecutive hours. ALICOMP agrees that it shall give UAFC its best estimate of when the system and services will be available to UAFC within two (2) hours of a disaster. In the event that ALICOMP anticipates that service will be continuously interrupted for a period of less than 48 hours, at UAFC's request, ALICOMP will declare a disaster and invoke its disaster recovery procedures if the interruption will otherwise exceed 24 hours. UAFC shall be responsible for declaration fee and usage fees if the interruption has a duration of less than 48 hours. If the interruption in fact has a duration of 48 or more hours, UAFC will be released of the responsibility of paying the declaration and usage fees. ALICOMP will arrange for a disaster recovery test, at no additional cost to UAFC, no less than once every 12 months. UAFC shall be responsible for developing its disaster recovery plan with ALICOMP, including but not limited to critical data, Applications, and telecommunications. UAFC will also be expected to work with ALICOMP to test and, if necessary, recover from a disaster. ALICOMP shall maintain at all times during the Agreement a subscription for a HotSite with a reputable vendor. If vendor is not Comdisco, ALICOMP must receive written approval from UAFC. Such approval not to be unreasonably withheld.

         16.      CONTRACT TERM

                  This Agreement shall commence on or about January 15, 2001, the Date of First Productive Use, and shall continue for 60 consecutive months, except as provided herein.

         17.      AUTOMATIC RENEWAL

                  Following the end of the Initial Term, the term of this Agreement shall be automatically renewed for consecutive one year terms unless and until either party has provided the other with six (6) months prior written notice of nonrenewal.

         18.      ASSIGNMENT

                  No party may assign its rights nor delegate it duties under this Agreement without obtaining the prior written consent of the others, such consent not to be unreasonably withheld. The above notwithstanding, a party's consent will not be required if this Agreement is assigned to UAFC's affiliates or if either party is sold or merged together with and as part of its entire assets, business and goodwill as a going concern and on the condition that upon such assignment, the assignee shall be subject to all the terms and conditions of this Agreement. ALICOMP is the prime contractor under this Agreement and as such, ALICOMP assumes full responsibility for the entire performance, and all acts and omissions, of any and all suppliers, subcontractors or third parties under this Agreement.

         19.      DISPUTE RESOLUTION

                  a. Arbitration. If the parties fail to resolve a dispute after sixty days of good faith negotiations, except as otherwise provided in this Agreement, all claims, disputes, controversies and other matters in question between the parties to this Agreement that cannot be resolved by the parties and which involve damages of $600,000 or less shall be resolved by binding arbitration in accordance with the commercial rules of the American Arbitration Association ("AAA"). Such arbitration proceeding shall be held in New York, New York, unless the parties agree otherwise, and all disputes shall be governed by, and decided in accordance with, the laws of the State of New York, without regard to conflicts of law principles. Either party may serve upon the other by certified mail a written demand that a claim, dispute or controversy be submitted to arbitration. The demand shall specify in reasonable detail the nature of the claim, dispute or controversy and shall be made within a reasonable time after the claim, dispute or controversy has arisen and after completion of the good faith negotiations described above. In no event shall the demand for arbitration be made more than six (6) months after the claim or cause of action arises. Within thirty (30) days after service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator. In the event that they are unable to do so, either party may request that the AAA provide a list of arbitrators. If, within thirty
                           (30) days from receipt of such list, the parties fail to agree upon an arbitrator named on such or, for any reason, the appointment cannot be made from such list, then the arbitrator shall be appointed by the AAA. The parties acknowledge that despite the provisions of the commercial arbitration rules, the parties shall each be entitled to the full range of discovery as would otherwise be available under the laws and rules for civil litigation in the courts of the State of New York. In the event that any dispute in the interpretation or enforcement of any and/or all terms of this Agreement leads to arbitration, the prevailing party in the arbitration shall be entitled to recover its costs, including attorneys' fees. The award of the arbitrator or arbitrators may be enforced as a judgment in any court of competent jurisdiction.

                  b. Award. The written decision of the arbitrator shall be final and binding upon the parties so long as the damages sought by any party do not exceed $600,000.

         20.      INSURANCE

                  ALICOMP shall procure and maintain throughout the term of this Agreement, at its sole cost and expense, at least the following types and amounts of insurance coverage:

                  A. Commercial General Liability Insurance (including premises/operations liability, independent contractors liability, contractual liability, product liability, completed operations liability, broad form property damage liability, personal injury liability, and extended bodily injury and death coverage) in a minimum amount of two million dollars ($2,000,000) per occurrence and four million dollars ($4,000,000) aggregate combined single limit for bodily injury (including death, personal injury, or property damage).

                           a. Fidelity Employee Insurance including Computer Crime Insurance providing coverage for direct or indirect loss to UAFC including any loss of money, securities, or property other than money or securities to clients and any legal liability of UAFC arising out of or related to fraudulent or dishonest acts committed by the employees of ALICOMP or its subcontractors, whether identified or not acting alone or in collusion with others, in a minimum amount of five million dollars ($5,000,000) with full indemnification of UAFC.

                  B. Umbrella Liability Insurance in minimum of two million dollars ($2,000,000).

                  C. Workers Compensation Insurance covering ALICOMP's employees in an amount not less than the limits required by law and Employers Liability Insurance covering ALICOMP's employees in an amount not less than five hundred thousand dollars ($500,000) per occurrence.

                  D. Errors and Omissions Insurance of two million dollars ($2,000,000).

         21.      GOVERNING LAW

                  This Agreement shall be governed by the laws of the State of New York without regard to its conflict of law rules.

         22.      AGREEMENT

                  A. This Agreement supersedes all prior proposals, and Agreements oral or written, and all previous negotiations and all other communications or understandings between the parties with respect to the subject matter hereof. This Agreement sets forth the sole and entire understanding between the parties with respect to the subject matter and may not be modified in any manner except in writing specifically referring to this Agreement and signed by an authorized representative of each party.

                  B. Schedules A and B are hereby incorporated by reference and shall be considered valid and enforceable as if a part of this Agreement.

         23.      NOTICES

                  Any notices to be provided hereunder shall be sent by Certified Mail Return Receipt Requested and shall be addressed as follows or as may later be designated in writing:

                  If to ALICOMP:

                  ALICOMP, a division of ALICARE, Inc.
                  2 Christie Heights
                  Leonia, New Jersey 07605
                  Attn.: Arthur Kurek, President

                  cc: Lorraine Drake, Executive Vice President

                  cc: Infocrossing Inc.
                  2 Christie Heights
                  Leonia, New Jersey 07605

                  Attn.: Robert Wallach

                  If to UAFC

                  Universal American Financial Corporation
                  600 Courtland Street
                  Orlando, Florida 32804
                  Attn.: George Eldridge, Chief Information Officer

                  cc: Gary Bryant, Chief Operating Officer
                      Senior Vice President

                  Notice shall be deemed given five days after mailed in a postage paid addressed envelope.

         24.      TAX COOPERATION

                  As of the signing of this Agreement ALICOMP is not aware of any sales or use tax with regard to the providing of computer outsourcing services. However, if any jurisdiction requires a sales or use tax be imposed on this type of service in the future, UAFC, provided it is notified of such tax in writing by ALICOMP prior to such tax becoming due, will be responsible for payment of such tax, unless either party presents appropriate documentation of resale or exemption.

         25.      AUTHORITY

                  UAFC represents and warrants as follows:

                  A. Authority: UAFC has all power and authority necessary to enter into and perform its obligations under this Agreement and, upon execution and delivery, this Agreement shall be a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

                  B. Infringement: the use of UAFC Software in accordance with the terms of this Agreement does not and shall not infringe upon or misappropriate any intellectual property right of any third party and that no such claim (whether or not embodied in an action, past or present) has been made to, or is pending against, it or, to the best of its knowledge, any other entity.

                  C. Disclaimer of Further Warranty. Except as expressly set forth herein, no party makes any other warranty, express or implied, and both parties disclaim the implied warranties of merchantability or of fitness for a particular purpose.

         26.      INFRINGEMENT

                  The use of the Hardware and the Third Party Software in accordance with the terms of this Agreement and the performance of the Services do not and shall not infringe upon or misappropriate any intellectual property right of any third party and no such claim (whether or not embodied in an action, past or present) has been made to, or is pending against, it or, to the best of its knowledge, any other entity.

         27.      SEVERABILITY: NO WAIVER; REMEDIES; HEADINGS

                  If any provision of this Agreement, or portion thereof, is held by a court of competent jurisdiction to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remaining provisions of this Agreement will remain in full force and effect. The waiver or failure of either party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder. Except as otherwise set forth herein, the rights and remedies of either party set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available at law or in equity. The headings used in this Agreement have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

         28.      JOINT AND SEVERAL LIABILITY

                  Except as expressly specified herein, ALICOMP, a division of ALICARE, Inc. and Infocrossing, Inc. who shares facilities, hardware, software, and staff, shall both be responsible for the performance of this Agreement, jointly and severally.

         29.      FINANCIAL UNDERTAKING

                  By execution of this Agreement, ALICO Services Corporation
                  (ASC) guarantees the financial obligation of ALICOMP. ASC shall not be deemed to be a party to this Agreement for any other purpose.

ALICOMP, a division of ALICARE, Inc.    Universal American Financial Corporation

BY: ________________________________    BY: ____________________________________

Date________________________________    Date____________________________________

Infocrossing Inc.                       ALICO Services Corporation

BY: ________________________________    BY: ____________________________________

Date________________________________    Date____________________________________

                                   SCHEDULE A
                              to Agreement # 060100
                         PRICING AND PRICING COMPONENTS

The Fees of Schedule A herein will be paid in accordance with Paragraphs 2, 16, and 17 of this Agreement.

         1.       PRICING COMPONENTS INCLUDED IN FIXED MONTHLY FEE:

         - CPU - an IBM CMOS RX4 or RX5 processor with appropriate cache and channels.

         A. For first six full calendar months, minimum billing shall be based on baseline (6,400 minutes and 165 Gigabytes of DASD per month at a rate of $15.04 per minute or $96,256).

         - After the first six full calendar months, the Fixed Monthly Fee will be calculated to reflect actual utilization as shown in 1D below:

         -        Pricing Schedule:

IF UTILIZATION REACHES (PER MONTH)                        FIVE YEAR CONTRACT             DASD ALLOWANCE
----------------------------------------------------------------------------------------------------------
Above 9,111                                           $12.21 per month per             Up to 300 Gigabytes
                                                      minute ($146.50 annually)
----------------------------------------------------------------------------------------------------------
Between 7,501 and 9,111                               $13.63 per month per             Up to 220 Gigabytes
                                                      minute ($163.50 annually)
----------------------------------------------------------------------------------------------------------
Between 4,000 - 7,500 CPU minutes                     $15.04 per month per             Up to 165 Gigabytes
(Baseline is 6,400 per month)*                        minute ($180.50 annually)
----------------------------------------------------------------------------------------------------------
Between 2,000 - 3,999                                 $21.71 per month per minute      Up to 120 Gigabytes
                                                      ($260.50 annually)
----------------------------------------------------------------------------------------------------------

Below 2,000 CPU minutes (Minimum)                Monthly Fee                      DASD Allowance
---------------------------------------------------------------------------------------------------
Year 1                                             $41,667                      Up to 100 Gigabytes
---------------------------------------------------------------------------------------------------
Year 2                                             $41,667                      Up to 100 Gigabytes
---------------------------------------------------------------------------------------------------
Year 3                                             $30,000                      Up to 100 Gigabytes
---------------------------------------------------------------------------------------------------
Year 4                                             $30,000                      Up to 100 Gigabytes
---------------------------------------------------------------------------------------------------
Year 5                                             $20,000                      Up to 100 Gigabytes
---------------------------------------------------------------------------------------------------

* "Baseline Utilization" for the purpose of this Agreement shall be UAFC'c current utilization of approximately 6,400 minutes at $15.04 per minute per month or $96,256 and 165 Gigabytes of DASD.

         B.       CPU also includes unlimited:

         -        TSO Connect Time (MVS)

         -        Tape Mounts

         -        Tape Excp

         -        DASD Excp

         -        Remote Printing

         C. DASD - EMC Symetrix per Item 1D of Schedule A. Additional DASD can be added dynamically without interruption, at any time, on demand, as needed.

         DASD above allowance - $100 per Gigabyte per month.

         D.       Tape - IBM VTS (is available)
                         IBM 3490 (8 Transports)
                         IBM 3480 (24 Transports)
                         3420 Round Reel Drives (if required)
                         Transports on IBM 3480, 3490, VTS
                         Server Facilities

         -        Communications and appropriate peripherals provided by UAFC

         E. Administrative, Operational and technical personnel to provide services.

         F. Disaster Recovery - Migration of UAFC's existing mainframe plan into ALICOMP's disaster recovery program.

         G.       Mainframe Services - Alicomp Provided See Appendix A

         H.       System Software Responsibility - See Appendix

         I. Applications anticipated from UAFC supported by ALICOMP will be:

                  ABC/CDS
                  CAPSULE 4
                  DL
                  Proprietary Commission System
                  ClaimFacts
                  GroupFacts
                  CK4
                  Proprietary Claims System
                  Several Ancillary Support Systems

                  There will be NO ONE TIME COSTS for migration, installation, cutover or termination of UAFC's processing except for the reimbursement of ALICOMP's reasonable out-of-pocket expenses for travel and lodging of its technical staff.

                  One time Migration to a Virtual Tape Server (VTS) system would be provided for an additional cost based upon your requirements.

         J. Value Added Services: Value added services at no additional charge include Migration Consulting; DASD Monitoring and Archiving processes and procedures; Help Desk Interface; Information Exchange from Leonia New Technology R&D Program (i.e. technical assistance in the evaluation and selection of hardware/software platforms in support of client/server applications, Internet Services such as in-house Web Site production platform options for Home Page Listing and content development, and Communication Protocol advancement. R&D results will be available to as part of this offering.

                  Management practices are in place regarding daily operational services, security and recovery procedures. Operational and monitoring support for bridges/routers and WAN links, technical practices for change control, problem management, performance and tuning, technology awareness, and service level management for both mainframe and related server/router/gateway support are included. Our 7 days a week, 24 hours a day Customer Service "Help Desk" is available via an "800" number for problem analysis, resolutions, and service questions.

                  We will prepare and provide UAFC with a migration plan showing the milestones that would be met by January 15, 2001 within 30 days of the signing of this Agreement.

         2.       PRICING COMPONENTS NOT INCLUDED IN MONTHLY FIXED FEE:

                  -        Application Support, Testing, Maintenance

                  -        Transfer fees for Software, if any

                  -        SAS Software License

                  - Cost of communication Network and Hardware not otherwise included herein

                  -        Intra Office Disaster Recovery

                  -        Intra Office Data Communications

         3. PROMPT NOTICE OF INCREASING OR DECREASING RESOURCE REQUIREMENTS FOR ALICOMP'S LONG TERM PLANNING:

                  In order for ALICOMP to plan for UAFC's future resource requirements and to best meet UAFC's needs pursuant to Paragraphs of Schedule A, in the event that UAFC determines or has knowledge that there is a substantial likelihood that it will require either less or more MIPS, DASD, or other resources as of any date, UAFC shall give prompt notice of such potential increase or reduction after making such determination. Such notice shall be given verbally and then in writing.

ALICOMP                                 Universal American Financial Corporation

BY:________________________________     BY:_____________________________________

Date_______________________________     Date:___________________________________

Infocrossing Inc.                       ALICO Services Corporation

BY:________________________________     BY______________________________________

Date_______________________________     Date____________________________________

                                   SCHEDULE B
                              to Agreement # 060100

A.       TECHNICAL ENVIRONMENT

1.       FACILITY:

[X] DESCRIPTION - UAFC facilities management contract will be operated from a new, stand alone facility which is located at Two Christie Heights, Leonia, New Jersey. The facility offers 67,000 sq. ft. of space, of which over 30,000 sq. ft. is 18" raised floor with a tape library that can accommodate over 200,000 tapes.

[X] REDUNDANCIES - The facility receives its primary power from PSE&G. In the event power from PSE&G is disrupted in any way on in-line 750 KVA UPS systems will keep the computer room powered for thirty seconds, at which time a 1750 KW and a 500 KW generator will provide full electrical power for an unlimited period of time with diesel fuel deliveries as required. UPS and generator testing and maintenance is done off-line monthly. Data TEC Corporation will be providing UPS maintenance and Cummings Corporation, generator maintenance. Service contracts require turn around in less than two hours whether prime or off prime shift. Air conditioning for the computer room is provided through a redundant set of thirteen (13) Liebert 20 ton air conditioners, any two of which can provide full cooling requirements under any conditions. Each of the three units has a standby compressor, if the primary units should fail. Temperature, humidity, smoke and moisture detection equipment will provide us with instantaneous telemetry should any system fail, maintenance provided by Stillwell Hanson Corporation. These environmental systems will be monitored 24 hours per day, 7 days per week and will also call out to the appropriate service/emergency provider as well.

2.       CPU:

[X] DESCRIPTION - ALICOMP will be utilizing IBM's CMOS 9672-RX processor for UAFC. All I/O devices, where applicable, will be ESCON attached providing transfer rates up to three (3) times faster than standard parallel channels.

[X] REDUNDANCIES - The IBM 9672-RX processor provides full redundancy within its own complex by keeping at least two of five processors available as standby processor should any of the three primary processors fail. There will also be a separate 9672-RX backup processor for UAFC backup environment.

3.       DASD:

[X] DESCRIPTION - ALICOMP will be utilizing EMC Symetrix Raid-S DASD for UAFC, model number 5700 or equivalent. EMC Symetrix DASD is the most reliable DASD available in the marketplace today.

[X] REDUNDANCIES - EMC 5700 DASD or equivalent provides for full redundancy as follows: For each volume of Primary DASD, there is another volume empty and waiting. If the device senses any malfunction, it dynamically transfers the volume's files to the backup volume and calls out for service. DASD uses multiple channel paths. If a channel malfunctions, the traffic would dynamically revert to other paths. Additional redundancies include dual power supplies and dual channel paths.

4.       TAPE DRIVES:

[X] DESCRIPTION - ALICOMP will utilize VTS/3480/3490/3420 tape drives with IDRC compression for UAFC.

[X] REDUNDANCIES - In order to assure that UAFC's system can access its own tape drives as well as others available in the data center.

5.       COMMUNICATIONS:

|X| DESCRIPTION - The Leonia facility is fed by multiple OC-48 dual feed (SONET) service from Bell Atlantic. Most long distance service (where necessary) is provided by WilTel. We utilized a dual frame 3745 Front End Processor along with Open System Adapter (OSA) and 3172 routed network connectivity at Leonia and Comdisco.

REDUNDANCIES - In order to provide full communications redundancy, ALICOMP has installed multiple OC-48 SONET service. Our service has dual paths leaving the facility and utilizes both the Leonia and Cliffside Park central offices with a SONET Ring into WilTel as well. The 3745 Front End Processor provides a second backup frame and dual power supplies. CISCO Routers are also utilized. Because ALICOMP provides an OSA, a 3172 is available for placement at Comdisco.

6.       SOFTWARE:

[X] DESCRIPTION - ALICOMP will be providing supported releases of all IBM and third party system software reflected in Appendix B (Software Responsibility) of this proposal.

[X] REDUNDANCIES - While there are no specific redundancies inherent in software, we will guarantee to utilize only vendor supported software for UAFC to ensure timely problem resolution.

7.       HELP DESK:

[X] DESCRIPTION - ALICOMP provides a 24 hours per day, 7 days per week Help Desk to UAFC via an "800" number.

[X] REDUNDANCIES - The Help Desk is managed by full-time, technically capable staff. Technical services specialists shall be available on an escalation basis at all times.

8.       HOT SITE DISASTER RECOVERY:

[X] DESCRIPTION - ALICOMP has in effect at all times an expandable long term Hot Site agreement with Comdisco's Disaster Recovery Division. ALICOMP's primary backup facility is located in North Bergen, New Jersey. UAFC's cost for Sunguard recovery services can be eliminated when its contract terminates.

[X] REDUNDANCIES - Periodic testing for UAFC, along with T-1 bandwidth into North Bergen, should provide for a successful migration to this backup facility, if required.

[X] RESPONSIBILITIES - ALICOMP shall initiate work on problems reported by UAFC within one (1) hour between 8:00 am and 6:00 pm and within two (2) hours between 6:00 pm and 8:00 am of UAFC's call for assistance, twenty-four hours (24) per day and seven (7) days per week. Notwithstanding the foregoing, for all telecommunication line problems, ALICOMP shall initiate work within thirty (30) minutes between 8:00 am and 6:00 pm and within one (1) hour between 6:00 pm and 8:00 am of UAFC's call for assistance, twenty-four hours (24) per day and seven
(7) days per week. ALICOMP agrees to remedy failures, malfunctions, defects, errors or non-conformities within twenty-four (24) hours of UAFC's report of such problem, provided that if ALICOMP does not remedy such error within the foregoing twenty-four (24) hour period, ALICOMP agrees to provide continuous efforts until such problem is remedied. "Emergency Services" shall mean immediate, continuous best efforts by ALICOMP to immediately resolve the problem.

9.       INSPECTION BY UAFC:

UAFC shall have the right, at its sole cost to inspect the data center facilities once a calendar quarter provided by ALICOMP, in order to insure that ALICOMP is adhering to the provisions of this Agreement. Such inspection shall include review of the security and other procedures that are being used. UAFC shall give reasonable notice to ALICOMP of such inspections. UAFC shall have the right to conduct a data processing audit of ALICOMP and its subcontractors operations and ALICOMP's maintenance of UAFC's data. UAFC shall have the right to examine ALICOMP's and any subcontractor's operations to assure itself that the UAFC data is being processed correctly and that the processing is adequate to meet the terms of this Agreement.

ALICOMP agrees that the data center operation and the services provided by ALICOMP under this Agreement are subject to audit by UAFC's internal auditors, its independent auditors and any regulatory agency with jurisdiction over UAFC at any time. ALICOMP will cooperate fully with UAFC or its designee in connection with UAFC's audit functions or with regard to examinations by regulatory authorities. Following an audit examination, UAFC will conduct (in the case of an internal audit) or instruct its external auditors or examiners to conduct an exit conference with ALICOMP, and, at such tine, and as soon as available thereafter, to provide ALICOMP with a copy of the applicable portions of each report regarding ALICOMP or ALICOMP's services prepared as a result of any audit or examination. ALICOMP also agrees to provide UAFC a copy of the portions of any written report containing comments concerning ALICOMP or the services performed by ALICOMP. The failure or inability of ALICOMP to promptly resolve any material audit exceptions related to ALICOMP's confidentiality requirements pursuant to Section 3 of the Agreement shall be a material breach of this Agreement. Any information or data obtained by UAFC or its Agents as a result of these audits or inspections shall be deemed confidential information and subject to the non-disclosure provisions of the Agreement included in Paragraph 3.

B.       MANAGEMENT PRACTICES

The following components enable ALICOMP and UAFC to manage and monitor the performance of UAFC computer services and serve as sources of system status information reported to UAFC:

         1.       CAPACITY PLANNING REPORTS:

                  Measurement and reporting of CPU utilization over time provides information which can alert UAFC that certain internal activities might be rescheduled, examined more closely, or changed. Such reporting can demonstrate the necessity of adding additional MIPS as processing loads increase. Timely decision making can eliminate internal response time problems.

         2.       PROBLEM MANAGEMENT REPORTING SYSTEM:

                  Staffed 7 days a week, 24 hours a day, the Help Desk serves as a single focal point for reporting operational problems. Customer Service Specialists are trained in problem definition to assure the resolutions of problems as quickly as possible. All problems are recorded and then distributed to ALICOMP's Data Center Management and Senior Management. Monthly Help Desk Reports will be distributed to ALICOMP and UAFC Management. These reports assist in determining trends which may include Operational and/or User Training.

         3.       PHYSICAL SECURITY ADMINISTRATION:

                  To prevent unauthorized entry to the facility, ALICOMP has a security system that controls access into and within the building, automatically limiting access to sensitive areas. Access is also logged. Additionally, cameras are installed both inside and outside the building in Leonia. The entire premises are constantly scanned by a comprehensive camera system and guarded by a 24 hour guard service.

         4.       LOGICAL SECURITY ADMINISTRATION:

                  It is the policy of ALICOMP Operations to retain the identity and integrity at the application level for every customer. This concept of functional separation of data files, program libraries, catalogs, and computer resources is implemented by various data security and access control software products. These systems restrict access to UAFC's information to only those individuals who are authorized and serve to protect UAFC's valuable data from unauthorized destruction, modification, or ID disclosure. ALICOMP supports a variety of access control products which provide data security for all users by requiring a logon ID and password at system logon time. Passwords are required to be changed periodically to ensure access control integrity. Although primary responsibility for systems security will remain with UAFC, ALICOMP will provide all required support in connection with security administration.

         5.       DATA STORAGE MANAGEMENT:

                  Operational incremental and full system back-ups are taken from disk datasets and requested tape files and shipped off-site daily. These datasets are retained off-site per client requirements as specified, and can be retrieved for operational and/or disaster recovery testing within a two-hour time frame. Complete reporting systems enable rapid retrieval.

         6.       CHANGE CONTROL POLICY AND PROCEDURES:

                  It is ALICOMP's policy to maintain an installation that is state-of-the-art, practical and cost effective. ALICOMP constantly monitors and evaluates current service levels, technological innovations and trends in mainframe and PC hardware and software, and LAN and WAN configuration requirements.

                  When components of the current environment are identified for enhancement or an upgrade to a new technology becomes desirable, ALICOMP will advise UAFC and seek its consent and cooperation in incorporating a new product or service.

         7.       NETWORK MANAGEMENT:

                  ALICOMP will manage and monitor network connectivity between UAFC and the Leonia, NJ facility using a combination of general purpose and vendor specific utilities.

         8.       PERFORMANCE MEASUREMENT/MONITORING:

                  ALICOMP will monitor system status and measure system utilization and performance on both a real time and an historical basis. Performance tuning will be proactive on a continuous basis without interruption to UAFC processing schedules.

         9.       RELATIONSHIP MANAGEMENT:

                  Lorraine Drake has the responsibility of assessing and assisting with all matters that may hinder an excellent partnership/relationship between UAFC and ALICOMP.

         10.      OPERATIONS/HUMAN RESOURCE CONTROL

                  ALICOMP and UAFC will identify and define Operations/Human Resource activities that will enable UAFC to have the control it deems necessary.

                  [X] Examples include:

                       Participation in approving of Console Operators Participation in Performance Reviews of the following:
                  [X]  Operations
                  [X]  Technical Support
                  [X]  Client Services
                  [X]  Help Desk
                       Changes in IPL Scheduling
                       Upgrade of Technology

         11.      QUALITY ASSURANCE MONITORING

                  ALICOMP utilizes its Management Reporting Systems to assure a level of services consistent with the goal of meeting or exceeding performance expectations. Such reporting systems include the components identified in Section B: MANAGEMENT PRACTICES, as well as the monthly reporting of the following:

                           [X]  DASD Utilization
                                            TEST

                           [X]  Tape Inventory
                                            Cartridges in Storage
                                            Cartridges in Storage Off Site
                                            Cartridge Scratches Available
                                            Reels in Storage
                                            Reels in Storage Off Site
                                            Reel Scratches Available

                           [X] Tape Mounts (ALICOMP will have a separate Tape Library, Librarian and Operators will mount their own tapes).
                           [X]  Help Desk Reports
                                            Monthly

C.       ACCOUNT TEAM

         ACCOUNT MANAGER FOR UAFC

         ARTHUR KUREK, PRESIDENT OF ALICOMP will be your Account Manager for at least the first six months of operation. Arthur has been with Amalgamated Life (ALICO) and its affiliates for over 25 years, and has held the positions of Chief Financial Officer, Senior Vice President of Management Information Systems, and Senior Vice President of Financial Performance and Marketing during his tenure. Art is one of five senior executive corporate officers responsible for the day-to-day operation of Amalgamated Life and its affiliates, with particular emphasis on ALICOMP. Prior to working at Amalgamated Life, Art was with Empire Blue Cross and Mobil Oil Corporation.

         LORRAINE DRAKE, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER will be the Account Manager and Advocate for UAFC following the initial six months. Lorraine simultaneously functions as Advocate for ALICOMP's clients, which includes escalating responses to clients' concerns and issues, if required. On two occasions recently, Lorraine was interim CIO for a Client whose IT executive was recuperating from major health emergencies. Prior to her appointment at ALICOMP, Lorraine had been with Amalgamated Life for seven years, where she held the following positions: Director of Management Planning and Analysis, Vice President of Administration and Systems, and Vice President of MIS. Lorraine came to Amalgamated with seven years of executive operational experience, which includes the position of Director in the New York City Mayor's Office of Operations.

         PROJECT MANAGER FOR UAFC

         TOM LAUDATI, SENIOR VICE PRESIDENT, TECHNICAL SERVICES, will be your project manager for at least the first six months of operation. Tom is an accomplished information technology outsourcing professional. He is an information systems management specialist with 20 years experience in the design, development, maintenance and integration of business information systems. Tom possesses an in-depth understanding of systems and applications software, hardware devices across multiple vendor platforms and displays a thorough understanding of contemporary communications technology. His information technology outsourcing experience covers a wide range of industries including insurance, banking, publishing, transportation, communication, and retail management.

         During his tenure, Tom has been instrumental in the development of the company's outsourcing strategy and the implementation of its outsourcing operational imperatives. A business oriented information systems executive, he possesses the unique ability to bring practical, cost efficient processing solutions to business problems. His years of experience in the management of a technical staff make him an ideal information manager well versed in applying systematic business solutions to the most complex information processing challenges.

         JOHN EURELL, DIRECTOR OF TECHNICAL SERVICES, will be your project manager following the initial six months. John has serviced Amalgamated Life since 1978 and has been a data processing professional since 1968. Originally a Programmer Analyst and later a Systems Programmer, John's current responsibilities include providing technical support for Applications Programming, Systems Programming, Data Communications and the Help Desk. John's software strengths include, but are not limited to, MVS /OS/390, VM, VSE, CICS/VSE, CICS/MVS, SQL/DS, DB2, COBOL, ASSEMBLER, C, NCP, EP, BTAM, VTAM, and VSAM.

         John has served as project leader on everything from On-line Enhancements to a Mutual Funds Inventory Control System to the installation, conversion and maintenance of

         ERISCO'S CLAIMFACTS AND GROUPFACTS. He created the initial course outline for CICS Concepts and Facilities at New York University. John has also taught classes in CICS Coding, CICS Concepts, and an introductory course in Computer Concepts.

D.       COMMITMENT OF SERVICES

1.       SYSTEM AVAILABILITY:

         No Less than 99.5%

2.       DOWN TIME

         Nonscheduled:

         [X] Not to exceed 30 minute outage at any time.
             Scheduled:

         [X] Down every other week - 2 to 2-1/2 hours

3.       JOB SCHEDULING:

         As requested.

4.       TECHNICAL SUPPORT

         No less than two (2) client knowledgeable Service Technicians on call at all times.

5.       COMPUTER OPERATION COVERAGE:

         Staffed with at least one full time dedicated operator and one backup Operator on each shift - 7 days a week, 24 hours a day.

6.       HELP DESK:

         Staffed 7 days a week, 24 hours a day with customer service specialists.

7.       PERFORMANCE TUNING:

         Analyze CPU Utilization to assure adequate capacity for ever growing workload.

8.       OPERATING SYSTEM SOFTWARE PORTFOLIO:

         Assure that UAFC is maintained on supported release levels.

9.       CLIENT ADVOCATE:

         Lorraine Drake has the responsibility for the following:

              [X] To represent UAFC interests and point of view during ALICOMP strategic planning processes and operational reviews.

              [X] To escalate concerns brought to her attention by UAFC in order to expedite resolutions.

E.       PARTNERSHIP ASPECTS

         UAFC will have the ability and the right to participate in ALICOMP's decision making which will engage UAFC to exercise a level of control more consistent with managing its own data center. This will include:

                  1. The right to review resumes of prospective ALICOMP employees who are slated to work on UAFC business.

                  2. The right to participate in the interview and hiring process of ALICOMP employees who are slated to work on UAFC business.

                  3. The right to participate in performance reviews ALICOMP employees who work on UAFC business.

                  4. The right to participate in scheduling of downtime, technology upgrades.

                  5.       The right to add more resources on demand.

                  6. Access to internal records relative to problems and resource utilization.

                  7. The contractual right for UAFC Management staff to be on our site at UAFC's discretion to review and participate in operational and technical areas.

Such participation by UAFC shall not affect ALICOMP's ultimate responsibility for the decisions made or for the operation of the data center or make UAFC in any way the employer of any ALICOMP employees.

F.       QUALITY ASSURANCE MONITORING

                  ALICOMP utilizes its Management Reporting Systems to assure a level of services consistent with the goal of meeting or exceeding performance expectations. Such reporting systems include the components identified in Section B: MANAGEMENT PRACTICES, as well as the monthly reporting of the following:

[X]  DASD Utilization

[X]  Tape Inventory
         Cartridges in Storage
         Cartridges in Storage Off Site
         Cartridge Scratches Available
         Reels in Storage
         Reels in Storage Off Site
         Reel Scratches Available
         Reels: Microfiche Tapes in Storage

[X]  Tape Mounts
[X]  Help Desk Reports
         Monthly

ALICOMP                                 Universal American Financial Corporation

BY:________________________________     BY:_____________________________________

Date_______________________________     Date:___________________________________

Infocrossing Inc.                       ALICO Services Corporation

BY:________________________________     BY _____________________________________

Date_______________________________     Date ___________________________________

                                   APPENDIX A
                      MAINFRAME SERVICES - ALICOMP PROVIDED

                                                 BASELINE                    MONTHLY RESOURCE CONSUMPTION FORECAST
                                          -----------------------   -------------------------------------------------------
                                            MONTHLY UTILIZATION        2001          2002       2003        2004       2005
                                          -----------------------   ---------    ----------   ---------   --------   ---------
          RESOURCE/ENVIRONMENT              UNITS         GROWTH%       12            12         12          12         12
------------------------------------------------------------------------------------------------------------------------------
PMSC Resources
  Pennsylvania Life (Raleigh)
   MVS CPU PRIORITY - MINUTE                      0          0%             0            0            0           0          0
   MVS CPU PRIME - MINUTE                         0          0%             0            0            0           0          0
   MVS CPU CICS - MINUTE                          0          0%             0            0            0           0          0
   MVS CPU OTHER - MINUTE                     6,794          0%         6,794        6,794        6,794       6,794      6,794
   DB2 CPU SURCHARGE - MINUTE                     0          0%             0            0            0           0          0
   DOS CPU PRIORITY - MINUTE                      0          0%             0            0            0           0          0
   DOS CPU PRIME - MINUTE                         0          0%             0            0            0           0          0
   DOS CPU CICS - MINUTE                          0          0%             0            0            0           0          0
   DOS CPU OTHER - MINUTE                         0          0%             0            0            0           0          0
   TSO CONNECT - HOUR                     Unlimited                 Unlimited    Unlimited    Unlimited   Unlimited  Unlimited
   TAPE MOUNT                             Unlimited                             Unlimited Within 24 Tape Address
   TAPE EXCP - PER 1,000                  Unlimited                             Unlimited Within 24 Tape Address
   TAPE STORAGE - RETAINED                    9,000          3%         9,270        9,548        9,835      10,130     10,433
   TAPE REMOVED                                   0          0%             0            0            0           0          0
   TAPE RETURNED                                  0          0%             0            0            0           0          0
   DASD EXCP - PER 1,000                  Unlimited                                  Unlimited Within 256GB
   DASD STORAGE - PER MEGABYTE              108,857                   108,857      108,857      108,857     108,857    108,857
   LOCAL PAGE PRINT - PER IMAGE                   0          0%             0            0            0           0          0
   REMOTE PAGE PRINT - PER IMAGE                  0          0%             0            0            0           0          0
   LOCAL PRINT - PER 1,000 LINES                  0          0%             0            0            0           0          0
   REMOTE PRINT - PER 1,000 LINES         Unlimited                    45,912       45,912       45,912      45,912     45,912
   LOCAL MICROFICHE - PER 1,000 LINES             0          0%             0            0            0           0          0

American Pioneer (Orlando)
   MVS CPU PRIORITY - MINUTE                      0          0%             0            0            0           0          0
   MVS CPU PRIME - MINUTE                         0          0%             0            0            0           0          0
   MVS CPU CICS - MINUTE                          0          0%             0            0            0           0          0
   MVS CPU OTHER - MINUTE                         0          0%             0            0        2,317       2,317      2,317
   DB2 CPU SURCHARGE - MINUTE                     0          0%             0            0            0           0          0
   DOS CPU PRIORITY - MINUTE                      0          0%             0            0            0           0          0
   DOS CPU PRIME - MINUTE                         0          0%             0            0            0           0          0
   DOS CPU CICS - MINUTE                          0          0%             0            0            0           0          0
   DOS CPU OTHER - MINUTE                     2,317          6%         2,317        2,317            0           0          0
   TSO CONNECT - HOUR                             0          0%             0            0            0           0          0
   TAPE MOUNT                             Unlimited                             Unlimited Within 8 Tapes Address
   TAPE EXCP - PER 1,000                          0          0%             0            0            0           0          0
   TAPE STORAGE - RETAINED                    1,600          6%         2,865        2,865        2,865       2,865      2,865
   TAPE REMOVED                                   0          0%             0            0            0           0          0
   TAPE RETURNED                                  0          0%             0            0            0           0          0
   DASD EXCP - PER 1,000                          0          0%             0            0            0           0          0
   DASD STORAGE - PER MEGABYTE              149,000          6%       149,000      149,000      149,000     149,000    149,000
   LOCAL PAGE PRINT - PER IMAGE                   0          0%             0            0            0           0          0
   REMOTE PAGE PRINT - PER IMAGE                  0          0%             0            0            0           0          0
   LOCAL PRINT - PER 1,000 LINES                  0          0%             0            0            0           0          0
   REMOTE PRINT - PER 1,000 LINES         Unlimited                 Unlimited    Unlimited    Unlimited   Unlimited  Unlimited
   LOCAL MICROFICHE - PER 1,000 LINES             0          0%             0            0            0           0          0


                                                   MONTHLY RESOURCE CONSUMPTION FORECAST
                                          ------------------------------------------------------
                                             2006       2007        2008       2009       2010
                                          ---------  ---------   ---------  ---------  ---------
          RESOURCE/ENVIRONMENT                12         12          12         12         12
------------------------------------------------------------------------------------------------
PMSC Resources
  Pennsylvania Life (Raleigh)
   MVS CPU PRIORITY - MINUTE                      0          0           0          0          0
   MVS CPU PRIME - MINUTE                         0          0           0          0          0
   MVS CPU CICS - MINUTE                          0          0           0          0          0
   MVS CPU OTHER - MINUTE                     6,794      6,794       6,794      6,794      6,794
   DB2 CPU SURCHARGE - MINUTE                     0          0           0          0          0
   DOS CPU PRIORITY - MINUTE                      0          0           0          0          0
   DOS CPU PRIME - MINUTE                         0          0           0          0          0
   DOS CPU CICS - MINUTE                          0          0           0          0          0
   DOS CPU OTHER - MINUTE                         0          0           0          0          0
   TSO CONNECT - HOUR                     Unlimited  Unlimited   Unlimited  Unlimited  Unlimited
   TAPE MOUNT                                         Unlimited Within 24 Tape Address
   TAPE EXCP - PER 1,000                              Unlimited Within 24 Tape Address
   TAPE STORAGE - RETAINED                   10,746     11,069      11,401     11,743     12,095
   TAPE REMOVED                                   0          0           0          0          0
   TAPE RETURNED                                  0          0           0          0          0
   DASD EXCP - PER 1,000                                   Unlimited Within 256GB
   DASD STORAGE - PER MEGABYTE              108,857    108,857     108,857    108,857    108,857
   LOCAL PAGE PRINT - PER IMAGE                   0          0           0          0          0
   REMOTE PAGE PRINT - PER IMAGE                  0          0           0          0          0
   LOCAL PRINT - PER 1,000 LINES                  0          0           0          0          0
   REMOTE PRINT - PER 1,000 LINES            45,912     45,912      45,912     45,912     45,912
   LOCAL MICROFICHE - PER 1,000 LINES             0          0           0          0          0

American Pioneer (Orlando)
   MVS CPU PRIORITY - MINUTE                      0          0           0          0          0
   MVS CPU PRIME - MINUTE                         0          0           0          0          0
   MVS CPU CICS - MINUTE                          0          0           0          0          0
   MVS CPU OTHER - MINUTE                     2,317      2,317       2,317      2,317      2,317
   DB2 CPU SURCHARGE - MINUTE                     0          0           0          0          0
   DOS CPU PRIORITY - MINUTE                      0          0           0          0          0
   DOS CPU PRIME - MINUTE                         0          0           0          0          0
   DOS CPU CICS - MINUTE                          0          0           0          0          0
   DOS CPU OTHER - MINUTE                         0          0           0          0          0
   TSO CONNECT - HOUR                             0          0           0          0          0
   TAPE MOUNT                                         Unlimited Within 8 Tapes Address
   TAPE EXCP - PER 1,000                          0          0           0          0          0
   TAPE STORAGE - RETAINED                    2,865      2,865       2,865      2,865      2,865
   TAPE REMOVED                                   0          0           0          0          0
   TAPE RETURNED                                  0          0           0          0          0
   DASD EXCP - PER 1,000                          0          0           0          0          0
   DASD STORAGE - PER MEGABYTE              149,000    149,000     149,000    149,000    149,000
   LOCAL PAGE PRINT - PER IMAGE                   0          0           0          0          0
   REMOTE PAGE PRINT - PER IMAGE                  0          0           0          0          0
   LOCAL PRINT - PER 1,000 LINES                  0          0           0          0          0
   REMOTE PRINT - PER 1,000 LINES         Unlimited  Unlimited   Unlimited  Unlimited  Unlimited
   LOCAL MICROFICHE - PER 1,000 LINES             0          0           0          0          0

                                   APPENDIX B
                             SOFTWARE RESPONSIBILITY

          PRODUCT                                 RENEWAL                UAFC              ALICOMP            NOTE
--------------------------------------------------------------------------------------------------------------------------
IBM MVS/VSE                                       Monthly                                    Yes
Listcat Plus                                      5/1/00                                     Yes
--------------------------------------------------------------------------------------------------------------------------
Syncsort                                          7/1/01                                     Yes
SAMS                                                                                                    Not required
CA                                                4/1/02                                     Yes        All Products
Abendaid                                          7/31/01                                    Yes
Xpediter                                          4/1/01                                     Yes
Documerge                                         10/1/99                                               Cancelled 10/15/99
DCF                                               10/1/99                                               Cancelled 10/15/99
3700                                              10/0199                                               Cancelled 10/15/99
FDR/CPK                                           10/1/00                                    Yes
VPS                                               3/1/01                                     Yes
MXG                                               10/1/00                                    Yes
--------------------------------------------------------------------------------------------------------------------------
Xerox 4220 software                               3/1/01                                     Yes
CICS AFCS                                         7/1/00                                     Yes
Focus                                             9/1/00                                     Yes
Unitech Balancing                                                                                       Cancelled
MAX                                               7/1/00                                     Yes
Version Merger                                    7/1/00                                     Yes
Vision Builder                                    6/28/99                                               Cancelled 6/28/98
Vision Report (DLY-Quickjob)                      5/29/00                                    Yes
Vision Results (DYL-280)                          2/2/01                                     Yes
--------------------------------------------------------------------------------------------------------------------------

                           UAFC (Software) Appendix B

                                   APPENDIX B
                             SOFTWARE RESPONSIBILITY

                     Licensed Software                   Description               Vendor           Committed Entities      Used By
------------------------------------------------------------------------------------------------------------------------------------
Listcat Plus (6.9)                                 DASD Management Software       McKinney        PennCorp Financial Inc.  All
SAS (6.09E)                                        Programming Tool               SAS             PennCorp Financial Inc.  All
SAS (6.09E)                                        Programming Tool               SAS             PennCorp Financial Inc.  All
SAMS Go (Includes Disk, Compress, Vantage Base     DASD Management Software       Sterling        PennCorp Financial Inc.  All
including SAMS Disk reporting and SMS Plus)
CA 3 Year MIPS based License for all products
listed below:                                      Operating System Software      CA              PennCorp Financial Inc.  See Below
CA-ACF2 (6.2)                                      Operating System Software                                               All
CA-DISPATCH (6.0)                                  Automated Operation Package                                             All
CA-DISPATCH NOTEPAD                                Automated Operation Package                                             All
CA-DISPATCH/PC LTD                                 Automated Operation Package                                             All

CA-ELEVEN (2.2)                                    Automated Operation Package                                             All
CA-ELEVEN VIEWPOINT                                Automated Operation Package                                             All
CA-FAVER FOR MVS (4.2.3)                           DASD Management Software                                                All
CA-JCLCHECK (7.0)                                  Automated Operation Package                                             All
CA-LIBRARIAN (BASE+LIB/AM+TSO (4.2)                Applicartion Programming Tool                                           All
CA-ONE (5.2)                                       Automated Operation Package                                             All
CA-ONE VIEWPOINT                                   Automated Operation Package                                             All
CA-ONE COPYCAT                                     Automated Operation Package                                             All
CA-OPS/MVSII CICS INTERFACE (4.2)                  Automated Operation Package                                             All
CA-OPS/MVSII JES 2 (4.2)                           Automated Operation Package                                             All

CA-SEVEN (3.2)                                     Automated Operation Package                                             All
CA-SEVEN VIEWPOINT                                 Automated Operation Package                                             All
CA-SEVEN NOTEPAD                                   Automated Operation Package                                             All
CA-SEVEN REPORTS                                   Automated Operation Package                                             All
CA-SEVEN SMART CONSOLE                             Automated Operation Package                                             All
CA-SEVEN REPORT BALANCING                          Automated Operation Package                                             All
CA-SYSVIEW/E JES COMPONENT (7.1)                   Operating System Software                                               All
CA-TPX ACL/E OPT (4.1)                             Network System Software                                                 All
CA-TPX-MULTIPLE SESSION MGR (4.1)                  Network System Software                                                 All
CA-INTERTEST W/XA-ESA/W/PL/1 (5.4)                 Programming Tool                                                        All
CA-INTERTEST SYMDUMP OPTION (5.4)                  Programming Tool                                                        All
CA-INTERTEST BATCH (1.2)                           Programming Tool                                                        All
Abandaid (9.0.3)                                   Applicartion Programming Tool  Compuware       PennCorp Financial Inc.  All
XPEDITER TSO (6.4) / CICS (7.0)                    Applicartion Programming Tool  Compuware       PennCorp Financial Inc.  All
Focus                                              Programming Tool               Information B   PennCorp Financial Inc.  All
MAX (1.5.2)                                        Programming Tool               MB Solutions    PennCorp Financial Inc.  All
MAX (1.5.2)                                        Programming Tool               MB Solutions    PennCorp Financial Inc.  All
Abandaid (9.0.3)                                   Applicartion Programming Tool  Compuware       PennCorp Financial Inc.  All
Performance Solution Software (VSAM I/O)           DASD Management Software       Softworks       PennCorp Financial Inc.  All
TMON (2.0)                                         Operating System Software      Landmark        PennCorp Financial Inc.  All

VSE                                                                                                                        Software

IBM VSE/ESA, Ditto, CICS, VTAM, SORT, Assm
IBM VM    new in Jan 2000

Capsil, Dec 1991 Version

Erisco - ClaimFacts, GroupFacts

Compuware - Xpeditor

Document Sciences - Compuset - ends Feb 29, 2000

Macro4 -                                           Tubes VSE, leased
                                                   Tubes VM, Licensed - annual
                                                   maint starting Mar 2001
                                                   VSAMLITE, leased
                                                   VSAMTUNE
                                                   LOGOUT

Computer Associates - Easytrieve Plus, perpetual not currently on maint

SunGard - Disaster Recovery Hot Site

Connectivity Systems - TCP/IP

ProCheck Plus - ACIS Laser Check Writer (PC based)

USSI - APPS Policy Printing System (PC based)

       Note: Any Software not listed on Page 1 of Appendix B shall be the responsibility of UAFC.

                        SCHEDULE A - ADDENDUM FOR ITEM 1A
                    to Agreement # 060100 (UAFC and Alicomp)
                         PRICING AND PRICING COMPONENTS

The Fees of Schedule A - Addendum herein will be paid in accordance with Paragraphs 2, 16, and 17 of Agreement #060100 (UAFC and Alicomp).

         1.       PRICING COMPONENTS INCLUDED IN FIXED MONTHLY FEE:

         - CPU - an IBM CMOS RX4, RX5 or RC6 processor with appropriate cache and channels. In the event of a processor upgrade, the rate per CPU minute shall be normalized to be the equivalent of the current rate which is based on an RX4 processor.

         A. For the full months processed during the calendar year 2001, minimum billing shall be based on baseline (6,400 minutes and 165 Gigabytes of DASD per month at a rate of $15.04 per minute or $96,256).

         - Beginning January 1, 2002 the Monthly Fee will be calculated using the pricing schedule below:

         - There shall be a one time payment for overage utilization for the period ending December 31, 2001 of $300,000.

         -    Pricing Schedule:

 IF UTILIZATION REACHES (PER MONTH)                          RATE PER CPU MINUTE                 DASD ALLOWANCE
-----------------------------------------------------------------------------------------------------------------
Above 10,370 CPU minutes **                              $10.25 per month per                 Up to 400 Gigabytes
                                                         minute ($123.00 annually)
-----------------------------------------------------------------------------------------------------------------
Between 9,111 and 10,369 CPU minutes                     $12.21 per month per                 Up to 300 Gigabytes
                                                         minute ($146.50 annually)
-----------------------------------------------------------------------------------------------------------------
Between 7,501 and 9,111 CPU minutes                      $13.63 per month per                 Up to 220 Gigabytes
                                                         minute ($163.50 annually)
-----------------------------------------------------------------------------------------------------------------
Between 4,000 - 7,500 CPU minutes                        $15.04 per month per                 Up to 165 Gigabytes
                                                         minute ($180.50 annually)
-----------------------------------------------------------------------------------------------------------------
Between 2,000 - 3,999 CPU minutes                        $21.71 per month per                 Up to 120 Gigabytes
                                                         minute ($260.50 annually)
-----------------------------------------------------------------------------------------------------------------

Below 2,000 CPU minutes (Minimum)                    Monthly Fee                      DASD Allowance
------------------------------------------------------------------------------------------------------
          Year 1                                      $41,667                     Up to 100 Gigabytes
------------------------------------------------------------------------------------------------------
          Year 2                                      $41,667                     Up to 100 Gigabytes
------------------------------------------------------------------------------------------------------
          Year 3                                      $30,000                     Up to 100 Gigabytes
------------------------------------------------------------------------------------------------------
          Year 4                                      $30,000                     Up to 100 Gigabytes
------------------------------------------------------------------------------------------------------
          Year 5                                      $20,000                     Up to 100 Gigabytes
------------------------------------------------------------------------------------------------------

**Commencing January 1, 2002, a new "Baseline Fee" shall reflect UAFC's current utilization of approximately 15,500 minutes at $10.25 per minute per month or $158,875.00 and 400 Gigabytes of DASD. Adjustments to this fee will be made on the mid-month invoices once utilization data is available for the previous month.

THE TERMS AND CONDITIONS OF THE ORIGINAL SCHEDULE A SHALL CONTINUE IN FULL FORCE AND EFFECT EXCEPT AS EXPRESSLY MODIFIED HEREIN. IF THERE IS ANY AMBIGUITY BETWEEN THE TERMS OF SCHEDULE A AND THIS ADDENDUM FOR ITEM LA, THE TERMS OF THIS ADDENDUM SHALL GOVERN.

IN WITNESS WHEREOF, the parties have executed this Addendum this ______ day of ____________, 2001

   ALICOMP                              Universal American Financial Corporation

   BY: ______________________________   BY: ________________________________
            Lorraine A. Drake

   Date _____________________________   Date: ______________________________

   Infocrossing Inc.                    ALICO Services Corporation

   BY: ______________________________   BY _________________________________
               Bob Wallach                         Arthur Kurek

   Date _____________________________   Date _______________________________

                   AMENDMENT NUMBER 1 TO AGREEMENT NO. 060100

This Amendment Number 1 to Agreement No. 060100 ("Amendment") entered into the 29th day of July, 2003 is by and between Infocrossing, Inc. and ALICOMP, A division of ALICARE, Inc., (collectively referred to as "Alicomp"), on the one hand, and Universal American Financial Corp. ("UAFC"), on the other hand.

Whereas, Agreement Number 060100 was entered into as of September 14, 2000; and

Whereas, Alico Services Corporation ("ASC") guaranteed the financial obligations of Alicomp under Agreement Number 060100; and

Whereas, Addendum for Item 1A of Schedule A to Agreement Number 060100 was agreed to by Alicomp and ASC on October 24, 2001 and UAFC on October 29, 2001; and

Whereas, UAFC has been requested to provide clarification with respect to the data processing services it is receiving from Alicomp under Agreement Number 060100; and

Whereas, Alicomp is willing to provide such clarification to UAFC.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. ALICOMP is providing data processing services to UAFC and its subsidiary companies.

         2. Included in the list of UAFC subsidiaries as of the date of this Amendment is the UAFC Canadian company, PennCorp Life Insurance Company.

         3. Schedule A9 of Schedule B to Agreement No. 060100 contains a provision that the ALICOMP data center is subject to audit by UAFC's regulators. This right to audit applies to the regulators of all subsidiaries of UAFC including, but not limited to, any regulator of PennCorp Life Insurance Company.

IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed by its respective duly authorized officer as of the day and year first above written.

ALICOMP                                          UNIVERSAL AMERICAN FINANCIAL
A Division of ALICARE, Inc.                      CORPORATION

By: ________________________________             By: _________________________

Title: _____________________________             Title: ______________________

INFOCROSSING, INC.                               ALICO SERVICES CORPORATION

By: ________________________________             By: _________________________

Title: _____________________________             Title: ______________________

                                REMOTE COMPUTING
                           VSE TESTING SYSTEM SERVICES
                                STATEMENT OF WORK

THIS AGREEMENT between Alicomp, a division of Alicare, Inc., with offices at 2 Christie Heights, Leonia, New Jersey 07605, hereinafter referred to as "Alicomp," as the party on the one hand, and Universal American Financial Corporation with offices at 600 Courtland Street, Orlando, Florida 32804, hereinafter referred to as "UAFC" as the party on the other hand, is being entered into to provide UAFC with for Remote Computing VSE Test System Services.

Alicomp agrees to provide VSE testing environment services as follows:

PRICING COMPONENTS:

-  ONE TIME SET UP FEES:
   Set up VSE test system:
   System Software                              Included
   OSA Connection                               $  2,500
   Master Console                                    500
   Labor: Tech & Operation
   ($175 X100 hrs)                                17,500
   TOTAL ONE TIME FEES:                         $ 20,500

-  MONTHLY FIXED ON-GOING FEES:
   DASD (50 Gigs)                               $  5,000.
   Labor - Tech & Operations                    $  3,850
   TOTAL MONTHLY FIXED FEES:                    $  8,850

-  MONTHLY VARIABLE ON-GOING FEES:
   Additional MIPS                              *

* CPU Utilization rate shall be governed by Agreement #060100 between the parties as part of the overall utilization. Current rate is $26.65 per CPU minute based on current processor (IBM RC6) and current utilization for production environment. To facilitate billing, monthly invoices will be issued separately for this VSE Test System.

Normal operating hours are twenty-four (24) hours per day, seven (7) days per week, except for time required to perform maintenance and updates during which time the services may be unavailable. You will be given a minimum of 24 hours notice when such maintenance or update is to be performed. Clients who need to be present at ALICOMP's location must give 24 hours notice.

Neither party will divulge any information learned by it concerning the other or its customers without the prior written consent of the other unless it learned such information under circumstances not requiring confidentiality or the other party makes the information available to the general public. ALICOMP will not use or copy any software written by Client. Client warrants and represents that it has the title or right to said software to run it on Alicomp's facility and will defend and hold Alicomp harmless from and against any and all claims, suits, damages and costs including reasonable attorney's fees in any instance where Alicomp is accused of breaching any third party's copyright or other right or title to the software.

Client will not settle any such suit without Alicomp's prior written consent unless such settlement includes a complete general release for Alicomp.

The services provided in this agreement, effective November 2003, shall be co-terminus with the VSE services provided under Agreement #060100, effective September 2000 as amended.

Remote Computing - VSE Test System Statement of Work
Client acknowledges and agrees that ALICOMP shall in no event be liable for consequential or incidental damages irrespective of whether or not the same are or were foreseeable and that its liability shall be limited, in any event, to replacing any lost or damaged materials, provided Client has maintained duplicates of the lost or damaged materials. If Client fails or refuses to provide the duplicate data, then ALICOMP shall have no liability or responsibility to replace lost or damaged data. In any event, the total liability of ALICOMP under this Agreement shall not exceed the fees paid by Client to ALICOMP in the immediately preceding 30 days.

EXCEPT AS EXPRESSLY STATED HEREIN THERE ARE NO WARRANTIES. ALL WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTIBILITY OR WARRANTIES OF FITNESS FOR PARTICULAR USE OR PURPOSE ARE EXPRESSLY WAIVED. CUSTOMER SHALL BE LIMITED TO THE REMEDIES PROVIDED FOR HEREIN.

Client acknowledges and agrees that Client is responsible for scheduling backups or making arrangements for backups of any private volumes of DASD that client may be using. ALICOMP shall, however, be responsible for Client data that resides in a shared environment.

This Agreement shall be construed and interpreted in accordance with laws of the State of New York without reference to its conflict of laws provisions. If any term of the Agreement shall be held to be unenforceable the remainder of the Agreement shall remain in full force and effect except that if Client fails to pay its fees or is relieved of its obligation to make payment for any reason other than a material breach by Alicomp, Alicomp shall have not responsibility or liability to provide services.

As of the signing of this Agreement ALICOMP is not aware of any sales or use tax with regard to the providing of computer timesharing services. However, if any jurisdiction requires a sales or use tax be imposed on this type of service in the future, Client will be responsible for payment of such tax, unless Client presents appropriate documentation of resale or exemption.

Neither party may assign its rights nor delegate its duties under this Agreement without obtaining the prior written consent of the other party, such consent not to be unreasonably withheld except that ALICOMP shall have the unilateral right to move the operation to another facility at any time with 30 days prior notice. ALICOMP will remain the Contractor. ALICOMP will assume all costs associated with such move.

Client understands that any work requested from ALICOMP will be billed monthly at the above prices. Client agrees to make payments monthly within 30 days of the date of the invoice. Invoices not paid within 30 days shall bear interest at the maximum legal rate allowed by law retroactive to the date of the invoice. Any claim that Alicomp has failed to perform shall be made within ten days of the claimed failure. The claim shall be in writing addressed to the following address and must contain the specifics of the claim. Alicomp shall have ten days to remedy the alleged failure or to establish that the claim is without merit, in whole or in part.

ALICOMP
2 Christie Heights
Leonia, New Jersey 07605
Attention: Arthur Kurek

The failure of Alicomp to insist upon strict performance shall not be deemed a continuing waiver and Alicomp may insist upon strict performance of any term of the Agreement at any time.

Remote Computing - VSE Test System Statement of Work

This Agreement is the product of arm's length negotiation between the parties and no inference based upon its being drafted by either party shall be made.

This Agreement states the entire understanding between the parties concerning the subject matter thereof and no agreement or representation, which is not expressly contained herein, shall be deemed to have survived.

This Agreement may not be changed, except in writing, evidenced by mutual agreement of both ALICOMP and Client.

Any notices to be provided hereunder shall be sent by Registered Mail Return Receipt Requested and shall be addressed as follows or as may later be designated in writing:

If to ALICOMP:

     ALICOMP
     2 Christie Heights
     Leonia, New Jersey 07605
     Attention: Arthur Kurek

If to Client:

         Universal American Financial Corporation
         600 Courtland Street
         Orlando, Florida 32804
         Attention: George Eldridge

Notice shall be deemed to have been given the earlier of three days after mailing or upon the date indicated on the signed return receipt. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be held in New York City before a single arbitrator. Any proceeding to enforce the arbitration award shall be brought in either the Supreme Court of the State of New York County of New York or the United States District Court for the Southern District of New York to which courts the parties grant personal jurisdiction. Each party shall bear its own costs of the arbitration including legal fees.

IN WITNESS WHEREOF, the parties have executed this Addendum this

__________ day of November, 2003

   ALICOMP                              Universal American Financial Corporation

   BY:  ______________________________  BY:  ______________________________
               Lorraine Drake

   Date ______________________________  Date: _____________________________

ALICO Services Corporation

BY:  _________________________________
               Arthur Kurek

Date _________________________________